YORKVILLE AMERICA INVESTMENT TRUST

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN PURSUANT TO RULE 12b-1

For Funds Advised by Yorkville America Equities, LLC

WHEREAS, the Yorkville America Investment Trust (the “Trust”) a statutory trust organized and existing under the laws of the state of Ohio, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the “Shares”), in separate series representing the interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in the Fund(s) (a “Fund”) listed in Schedule A attached hereto; and

WHEREAS, the Trust desires to adopt a Distribution and Shareholder Services Plan (“Plan”) with respect to the class(es) of Shares of the Fund identified in Section 2(a) of this Plan pursuant to Rule 12b-1 under the 1940 Act; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Non-Interested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the class(es) of Shares of the Fund identified in Section 2(a) of this Plan and on the following terms and conditions:

1.Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund of the class(es) of Shares identified in Section 2(a) of this Plan, which activities may include, but are not limited to, the following:

(a)payments to the Trust’s distributor (the “Distributor”) and to securities dealers and others in respect of the sale of Shares of the Fund;

(b)payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Trust’s transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Shares of the Fund, and providing such other distribution and shareholder services as the Trust may reasonably request, arranging for bank wires, assisting shareholders in changing dividend options, account designations and addresses, providing information periodically to shareholders showing their positions in the Fund, forwarding communications from the Fund such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to shareholders, processing purchase, exchange, and redemption requests from shareholders and placing orders with the Fund or its service providers;

(c)formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(d)preparation, printing and distribution of sales literature;

(e)preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

(f)obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

(g)obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.Maximum Expenditures.
(a)The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed the following:

    The Funds may pay an amount calculated at the rate of up to 0.25% per annum of the average daily net asset value of the Funds for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations to the date of such expenditures.

3.Term and Termination.

(a)This Plan shall become effective with respect to each class on the date that such class commences operation.

(b)Unless terminated as herein provided, this Plan shall continue in effect with respect to each class of the Fund for one year from the effective date of the Plan for such class and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at an in-person meeting called for the purpose of voting on such approval.

(c)This Plan may be terminated at any time with respect to a particular class of the Fund by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such class of the respective Fund.

4.Amendments. No material amendment to this Plan shall be made unless: (a) it is approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof; and (b) if the proposed amendment will increase materially the maximum expenditures permitted by Section 2 hereof with respect to any class, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of such class.

5.Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.
6.Quarterly Reports. The Trust’s Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8.Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term “World Funds Trust” means and refers to the Trustees from time to time serving under the Trust’s Declaration of Trust (“Declaration of Trust”), which may be amended from time to time. This Plan has been authorized by the Trustees (including, the Non-Interested Trustees), acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust’s Declaration of Trust.

This Plan was first authorized with respect to the class(es) of Shares identified in Section 2(a) of this Plan on October 29, 2025 and amended as of December 11, 2025, May 26, 2026, June 17, 2026, and August 12, 2026.

SCHEDULE A

Funds

Truth Social American Security & Defense ETF
Truth Social American Next Frontiers ETF
Truth Social American Icons ETF
Truth Social American Energy Security ETF
Truth Social American Red State REITs ETF
Truth Social Bitcoin Plus ETF
YA MarketVector Bitcoin and Ether Strategic Momentum Index ETF
Yorkville America Crypto Leaders ETF
Yorkville America Crypto Leaders Covered Call ETF
Yorkville America Cronos Yield Maximizer ETF
Truth Social One Big Beautiful ETF
Yorkville America Crypto 100 ETF
Yorkville America Digital Asset Ecosystem ETF
Truth Social Liquid Staking Tokens Index ETF
Truth Social Stablecoin Yield Strategy ETF
Truth Social 4547 REAL Assets ETF
Truth Social Meme Coin Index ETF
Truth Social DeFi Finance Leaders Index ETF
Truth Social Infrastructure Application Leaders Index ETF
Truth Social Media & Entertainment Leaders Index ETF
Truth Social Smart Contract Leaders Index ETF
Truth Social Big 7 Crypto MYGA Strategy ETF
Truth Social All-Terrain Crypto MYGA Strategy ETF
Truth Social Stablecoin MYGA Strategy ETF
Truth Social Fantastic 5 Delta-Neutral MYGA Strategy ETF
Truth Social Cronos Delta-Neutral MYGA Strategy ETF
Truth Social God Bless America ETF
Truth Social America First ETF
Yorkville America Next Generation Memory ETF
Yorkville America MANGOS Plus Index ETF
Yorkville America MANGOS Plus Premium Equity Income Index ETF
Yorkville America 2X Long MANGOS Plus Daily Target ETF
Yorkville America 2X Inverse MANGOS Plus Daily Target ETF
YA Columbus Macro Reindustrialization Dividend Index ETF
YA Columbus Macro Anti-Debasement Index ETF
Yorkville America Space Index ETF